Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                         Contact: Ira H. Stanley
                                         Vice President, Chief Financial Officer
                                                            ISTANLEY@MCSiNET.COM
                                                                    937/291-8051

              MCSi AGREES TO ACQUIRE THE ASSETS OF INTELLISYS, INC.

Dayton, OH - October 9, 2000: MCSi, Inc. (NASDAQ: MCSI) announced today that it had signed an agreement to purchase a significant portion of the assets of Intellisys Group, Inc., a $150 million (annual) revenue integrator of audio-visual systems and products. This agreement is a part of a proposed Chapter 11 reorganization of Intellisys. Terms of the agreement were not announced. The closing of the asset acquisition agreement is subject to certain governmental and other approvals.

"Going forward, this Intellisys - MCSI transaction will be quite potent," said Michael E. Peppel, Chairman, President and Chief Executive Officer of MCSi, Inc. "With the human and technical resources which will be available to MCSi, customers can expect a solution that is unparalleled in the industry. This relationship will represent the fusion of two industry pioneers that will translate into remarkable opportunities."

"This transaction is a significant step forward for our organization," said Mike Gummeson, President and CEO of Intellisys. "The combination of Intellisys Group and MCSI will solve the resource and systems issues which have so severely hampered our company and create an industry powerhouse," Mr. Gummeson concluded.

Headquartered in Westlake Village, California, Intellisys Group has 14 offices throughout California, Washington, Oregon, Colorado, Texas, Georgia and Massachusetts. Intellisys Group designs, sells, installs, services and supports integrated audio-visual presentation, conferencing, and networked media systems. It also sells a wide variety of portable presentation equipment.

ABOUT MCSi
MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audiovisual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and contributed to the dramatic growth of the company. MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic initiatives. Customers benefit from MCSi's years of experience, extensive product knowledge, and strong relationships maintained with manufacturers and technology leaders.

With the largest selection of audiovisual/presentation, computer, and office automation products and the legacy of technical support and field service in 126 locations across the United States and Canada, MCSi's customers are provided with a unique value that extends beyond the product.

MCSi's products are also provided over a robust business-to-business e-commerce platform powered by its subsidiary, Zengine, Inc. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, functionality of hardware and software, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 1999, and its Form 10-Q for the quarter ended June 30, 2000.